Exhibit 99.1

Badger Meter Reports Fourth Quarter and Full Year 2019 Results

MILWAUKEE--(BUSINESS WIRE)--February 5, 2020--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter ended December 31, 2019.

Fourth Quarter 2019 Highlights

  Net sales for the fourth quarter of 2019 were $107.6 million, an increase of 3% compared to $104.4 million in the comparable prior year quarter; municipal water sales increased 8% year-over-year.
  GAAP net earnings and diluted earnings per share (EPS) were $12.3 million and $0.42, respectively, compared to $11.2 million and $0.39 in the comparable prior year period.
  Excluding the impact of executive retirement charges in 2018, EPS of $0.42 in the fourth quarter of 2019 increased 5% from adjusted EPS of $0.40 in the fourth quarter of 2018. (See 2018 adjusted results in the attached GAAP to Non-GAAP reconciliation).

Full Year 2019 Highlights

  Net sales in 2019 totaled $424.6 million compared to $433.7 million in the comparable prior year. Domestic municipal water sales increased 1% on a full year basis.
  Gross profit margin for the year of 38.5%, an increase of 110 basis points year-over-year.
  GAAP net earnings and EPS were $47.2 million and $1.61, respectively, compared to $27.8 million and $0.95 in the comparable prior year period.
  Excluding the impact of pension termination settlement and executive retirement charges in the prior year, EPS of $1.61 increased 5% from the prior year’s adjusted EPS of $1.54. (See 2018 adjusted results in the attached GAAP to Non-GAAP reconciliation).
  Record cash provided by operations of $80.7 million.

Fourth Quarter Operating Results

“We are very pleased with the strong growth in our domestic municipal water revenue and continued interest in our newer technology products. Flow instrumentation demand was tepid, as global industrial activity was soft in the quarter. Our operating margins improved year-over-year and cash flow remains strong. Overall, it was a solid finish to the year and I want to express my appreciation to all of our Badger Meter colleagues across the globe for the progress made this year,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer of Badger Meter.

Municipal water sales increased 8% year-over-year with robust demand for the new three and four-inch ultrasonic meters incorporating our D-Flow technology, as well as ORION® Cellular LTE-M radio installations including those at key customer projects announced earlier in the year. Customer feedback on implementation has been very positive. Sales of flow instrumentation products declined 11% year-over-year across the array of industrial end markets served globally due to sluggish market demand.

Operating margins were 15.2% in the fourth quarter of 2019 compared to an adjusted 14.6% in the comparable prior year period. Gross profit margins were strong at 38.2%, reflective of positive product sales mix, most notably commercial ultrasonic meters and cellular radio solutions.

Selling, engineering and administration (“SEA”) expenses in the fourth quarter of 2019 totaled $24.8 million compared to an adjusted $24.9 million in the prior year. Adjusted SEA leverage improved 80 basis points to 23.0% from 23.8% in the prior year comparable quarter. The income tax rate of 24.3% was modestly higher than the prior year’s adjusted 23.0%.

Full Year Recap and Outlook

Bockhorst continued, “As I reflect on our 2019 results and look ahead to 2020, a number of accomplishments stand out. We launched multiple, successful new products in 2019. Despite the innovation pause that it created mid-year, we grew domestic municipal sales for the full year and exited the year with momentum. We made significant progress improving gross margins, consistently delivering in the upper half of our normalized range. Our SEA was well managed, and we launched a number of processes to strengthen our working capital management, leading to outstanding cash flow and earnings conversion for the year.”

“As we move into 2020, municipal water spending remains healthy and we continue to experience favorable feedback from installation and pilot testing of our leading technologies. We have several new products that will be launching, including the next generation of our residential ultrasonic meters and our flow restriction meter. While we expect a modest potential headwind from higher brass costs, our profit margins should continue to benefit from positive product and software sales mix and continuous improvement activities across all aspects of our operations. We have extensive available capital to deploy on internal research and development and disciplined, strategic acquisitions with an active funnel of opportunities.” Bockhorst concluded, “As we embark on our 115th year in business, we believe that our comprehensive portfolio of smart water solutions and commitment to innovation will continue to solve customer challenges and preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s fourth quarter 2019 results today, Wednesday, February 5, 2020 at 10:00 AM CT / 11:00 AM ET. The call and related presentation can be accessed via webcast through the Investor section of our website or by dialing 1-877-823-9761 (US) or 1-647-689-5327 (Intl) and entering the passcode 4995411. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The company’s results are also subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the SEC for further information regarding risk factors. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$107,556	$104,413	$424,625	$433,732

Cost of sales	66,431	64,262	261,097	271,383

Gross margin	41,125	40,151	163,528	162,349

Selling, engineering and administration	24,782	25,341	101,380	105,480

Operating earnings	16,343	14,810	62,148	56,869

Interest (income) expense, net	(27)	163	253	1,157
Other pension and postretirement costs	165	61	288	19,860

Earnings before income taxes	16,205	14,586	61,607	35,852

Provision for income taxes	3,931	3,347	14,430	8,062

Net earnings	$12,274	$11,239	$47,177	$27,790

Earnings per share:

Basic	$0.42	$0.39	$1.63	$0.96

Diluted	$0.42	$0.39	$1.61	$0.95

Shares used in computation of earnings per share:

Basic	29,039,296	28,989,523	29,028,204	28,993,074

Diluted	29,227,804	29,178,969	29,220,165	29,189,257

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)

Selling, engineering and administration (GAAP measure)	$24,782	$25,341	$101,380	$105,480

Executive retirement charges	-	477	-	2,575

Adjusted selling, engineering and administration	$24,782	$24,864	$101,380	$102,905

Operating earnings (GAAP measure)	$16,343	$14,810	$62,148	$56,869

Executive retirement charges	-	477	-	2,575

Adjusted operating earnings	$16,343	$15,287	$62,148	$59,444

Net earnings (GAAP measure)	$12,274	$11,239	$47,177	$27,790

Executive retirement charges, net of tax	-	359	-	2,357

Pension termination settlement charge, net of tax	-	-	-	14,786

Adjusted net earnings	$12,274	$11,598	$47,177	$44,933

Diluted earnings per share (GAAP measure)	$0.42	$0.39	$1.61	$0.95

Executive retirement charges, net of tax	-	0.01	-	0.09

Pension termination settlement charge, net of tax	-	-	-	0.50

Adjusted diluted earnings per share	$0.42	$0.40	$1.61	$1.54

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2019	2018
	(Unaudited)

Cash	$48,871	$13,086
Receivables	61,365	66,300
Inventories	81,948	80,804
Other current assets	7,910	4,469
Total current assets	200,094	164,659

Net property, plant and equipment	85,761	90,321
Intangible assets, at cost less accumulated amortization	48,163	55,418
Other long-term assets	16,617	11,035
Goodwill	71,258	71,258
Total assets	$421,893	$392,691

Liabilities and Shareholders' Equity

Short-term debt	$4,480	$18,060
Payables	31,523	22,469
Accrued compensation and employee benefits	12,754	13,768
Other current liabilities	8,490	5,718
Total current liabilities	57,247	60,015

Deferred income taxes	876	3,332
Long-term employee benefits and other	32,702	25,841
Shareholders' equity	331,068	303,503
Total liabilities and shareholders' equity	$421,893	$392,691

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$12,274	$11,239	$47,177	$27,790

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,881	2,558	11,569	11,354
Amortization	3,254	3,286	12,577	12,961
Deferred income taxes	(1,542)	(5,401)	(1,524)	(5,269)
Noncurrent employee benefits	110	203	(40)	464
Pension termination settlement charges	-	-	-	19,900
Contribution to pension plan	-	-	-	(2,860)
Stock-based compensation expense	332	800	1,214	4,174
Changes in:
Receivables	896	3,463	5,451	(7,999)
Inventories	3,039	3,450	(1,220)	4,859
Payables	757	(7,400)	11,642	(9,868)
Prepaid expenses and other current assets	(1,926)	511	(7,732)	(5,062)
Other current liabilities	(500)	7,710	1,600	9,906
Total adjustments	7,301	9,180	33,537	32,560
Net cash provided by operations	19,575	20,419	80,714	60,350

Investing activities:
Property, plant and equipment expenditures	(1,907)	(1,424)	(7,496)	(8,643)
Acquisitions, net of cash acquired and future payments	-	-	-	(8,048)
Net cash used for investing activities	(1,907)	(1,424)	(7,496)	(16,691)

Financing activities:
Net decrease short-term debt	-	(12,579)	(13,500)	(21,012)
Payment of contingent acquisition consideration	(905)	-	(2,555)	(2,034)
Dividends paid	(4,943)	(4,370)	(18,595)	(16,265)
Proceeds from exercise of stock options	998	510	1,961	1,443
Repurchase of treasury stock	(1,848)	(344)	(5,207)	(4,795)
Issuance of treasury stock	44	42	187	523
Net cash used for financing activities	(6,654)	(16,741)	(37,709)	(42,140)
Effect of foreign exchange rates on cash	129	203	276	403

Increase in cash	11,143	2,457	35,785	1,922
Cash - beginning of period	37,728	10,629	13,086	11,164

Cash - end of period	$48,871	$13,086	$48,871	$13,086

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com